Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 38 to the Registration Statement (Form N-1A, Registration No. 333-85850) of Bragg Capital Trust and to the incorporation by reference of our report dated July 28, 2022 included in the Annual Report to Shareholders for the year ended May 31, 2022.

/s/ Ernst & Young LLP

Los Angeles, California

September 28, 2022

A member firm of Ernst & Young Global Limited